Exhibit 99.1

Imaging Diagnostic Systems CEO Announces Retirement

Fort Lauderdale, Florida, December 27, 2007—Imaging Diagnostic Systems, Inc., (OTCBB: IMDS) a pioneer in laser optical breast cancer imaging systems, announced that Tim Hansen will be retiring as Chief Executive Officer and Director effective January 1, 2008.

Tim Hansen was appointed IDSI Chief Executive Officer and a Director of the Company by the Board of Directors in July 2004. Mr. Hansen is a veteran medical imaging business executive. He held a number of leadership positions prior to IDSI and most notably served as President of Picker International, a global manufacturer of diagnostic imaging systems including CT and MRI scanners, nuclear medicine imagers and X-Ray systems until April 2001.

"We will miss Tim's vision, leadership, and outstanding knowledge and experience in the medical imaging field. He brought a women's health focus to our business, launched a comprehensive global commercialization program, led our advanced technology efforts and guided us through strategic matters. Clearly, we will miss his leadership but we wish him the best in his well- deserved retirement," said Jay Bendis, Co-Chairman of IDSI's Board. "Tim has agreed to a limited term consulting agreement to aid in our transition process. Allan Schwartz, our Executive VP & CFO and Deborah O'Brien, IDSI Senior VP, will form an executive committee with Co Chairman Patrick Gorman and me to further ensure a smooth transition," added Mr. Bendis.

"We are optimistic about the future, with our US PMA trials well underway and global commercialization gaining momentum. We are still a development- stage company but one with a large and growing clinical experience base in the attractive molecular breast imaging marketplace. Our recent experience at the Radiological Society of North America annual meeting in Chicago suggests growing interest in our optical breast imaging solutions to the limitations of conventional mammography, especially in the difficult dense breast cases," commented Mr. Bendis.

IDSI users have performed over 13,000 CT Laser Mammography (CTLM®) clinical cases worldwide.

About Imaging Diagnostic Systems, Inc.

Imaging Diagnostic Systems, Inc. has developed a revolutionary new imaging device to aid in the detection and management of breast cancer. The CTLM system is a breast imaging system that utilizes patented continuous wave laser technology and computer algorithms to create 3-D images of the breast. The procedure is non-invasive, painless, and does not expose the patient to ionizing radiation or painful breast compression. CTLM is designed to be used in conjunction with mammography. It reveals information about blood distribution in the breast and may visualize the process of angiogenesis, which usually accompanies tumor growth.

Imaging Diagnostic Systems is currently collecting data from clinical sites for the future filing of an FDA Premarket Approval (PMA) for the Computed Tomography Laser Mammography system to be used as an adjunct to mammography. The FDA has determined that the Company's clinical study is a non-significant risk (NSR) investigational device study under 812.3(m) of the investigational device exemptions (IDE) regulation (21 CFR 812). The CTLM system is limited by United States Federal Law to investigational use only in the United States. The CTLM system has received other registrations including CE, CMDCAS Canadian License, China SFDA, UL, ISO 9001:2000, ISO 13485:2003 and FDA export certification.

For more information, visit our website: http://www.imds.com.

As contemplated by the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release may contain forward-looking statements pertaining to future, anticipated, or projected plans, performances and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates or predictions of future results or events and there can be no assurance that actual results or events will not materially differ from expectations. Further information on potential factors that could affect Imaging Diagnostic Systems, Inc., is included in the Company's filings with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.

Investor Relations:
Rick Lutz
(404) 261-1196
lcgroup@mindspring.com

Media Contact:
Elizabeth Williams
(954) 581-9800
williams@imds.com